Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS QUARTERLY OPERATING RESULTS

St. Paul, Minnesota. (October 27, 2004) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its third quarter ended September 25, 2004.  Net sales for the quarter were $3.9 million, an increase of 35.3% from the quarter ended September 27, 2003 and 8.6% below net sales of the prior quarter.  Net loss for the quarter ended September 25, 2004 was $0.5 million or $0.02 per share, versus a net loss of $0.7 million, or $0.04 per share in the prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “We are pleased to see the year-to-year growth in our net sales for both our third quarter and nine-month period ending September 25, 2004. Our operational spending rose in conjunction with the higher sales levels as well as due to certain new product development activities. These development activities resulted in the shipment of two of our new Tapestry®SC SmartMark products during the third quarter of 2004.  These systems take advantage of our existing Tapestry®SC product base structures to optimize performance and minimize cost.  However, at the same time, we have seen indications in the market place that a softening of bookings is taking place throughout the semiconductor capital equipment market that are expected to impact our fourth quarter net sales and potentially continue to affect our net sales through the first part of 2005. In light of this, we will take appropriate actions as needed to reduce costs based on the conservative forecasts of the marketplace,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, and SmartSort™, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarters ended March 27 and June 26,  2004.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	Sept 25, 2004	Sept 27, 2003	Sept 25, 2004	Sept 27, 2003

Net sales	$3,859	$2,852	$12,351	$7,385
Cost of sales	1,902	1,581	5,892	4,505
Gross profit	1,957	1,271	6,459	2,880
Gross margin	50.7%	44.6%	52.3%	39.0%

Selling, general and administrative	1,442	1,178	4,053	3,800
Research and development cost	788	464	2,111	1,798
Restructuring charge	—	—	—	266

Total operating expenses	2,230	1,642	6,164	5,864

Operating income (loss)	(273)	(371)	295	(2,984)

Interest and other	(203)	(330)	(586)	(714)

Net loss	$(476)	$(701)	$(291)	$(3,698)

Net loss per share:
Basic and diluted	$(0.02)	$(0.04)	$(0.01)	$(0.22)

Weighted average shares outstanding:
Basic and diluted	25,237	17,964	24,908	16,739

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Sept 25, 2004	Dec. 31, 2003
Assets
Current assets
Cash and cash equivalents	$420	$1,078
Accounts receivable, net	3,084	1,539
Inventories, net	3,417	3,413
Other current assets	372	273
Total current assets	7,293	6,303

Property, plant and equipment, net	301	336

Debt issuance costs and other, net	474	555

Total assets	$8,068	$7,194

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,497	$1,518
Accrued liabilities	1,227	2,803
Line of credit	1,084	348
Current portion of long-term debt	800	—
Deferred revenue in excess of costs incurred	—	16
Total current liabilities	$4,608	$4,685

Long-term portion of accounts payable	—	195
Long-term convertible note	901	—
10% senior subordinated convertible debt	3,630	7,340

Total stockholders’ deficit	(1,071)	(5,026)

Total liabilities and stockholders’ deficit	$8,068	$7,194